Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-94843 and 333-117919 on Form S-3 and in Registration Statements No. 333-116573, 333-91904 and 333-24765 on Form S-8 of Beazer Homes USA, Inc. of our report dated November 5, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the impact of the adoption of Financial Accounting Standards Board Interpretation No. 46), appearing in this Annual Report on Form 10-K of Beazer Homes USA, Inc. for the year ended September 30, 2004.

/s/ DELOITTE & TOUCHE LLP
Atlanta, Georgia
December 6, 2004